                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN DENTAL TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
                       AMERICAN DENTAL TECHNOLOGIES, INC.
                     28411 Northwestern Highway, Suite 1100
                           Southfield, Michigan 48034






                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 5, 1997



TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Dental Technologies, Inc. (the "Company") will be held at the Skyline Club, Mackinac Room, 2000 Town Center, Southfield, Michigan, on Monday, the 5th day of May, 1997 at 9:00 a.m. local time, for the following purposes:

      (1)  to elect three directors for a term of three years;

      (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 14, 1997 are entitled to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON OR ATTEND THE ANNUAL MEETING.




                             By Order of the Board of Directors,



                             Raymond F. Winter




March 21, 1997

                       AMERICAN DENTAL TECHNOLOGIES, INC.





                                PROXY STATEMENT






                              GENERAL INFORMATION


     This Proxy Statement is being sent to stockholders on or about March 21, 1997, and is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of American Dental Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Skyline Club, Mackinac Room, 2000 Town Center, Southfield, Michigan 48075, at 9:00 a.m., local time, on Monday, May 5, 1997, and at any and all adjournments thereof, for the purposes set forth in the accompanying notice.

     A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by the proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED IN THIS PROXY STATEMENT. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxies in accordance with their best judgment.

     The cost of solicitation of proxies by the Board will be borne by the Company. Such solicitation will be made by mail and may also be made by directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been retained by the Company to assist in the solicitation at a cost of approximately $5,000, plus out-of-pocket expenses. Proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of common stock of the Company ("Common Stock"), and the Company will reimburse such parties for their reasonable expenses incurred in connection therewith.

     Only holders of record of Common Stock at the close of business on March 14, 1997 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. As of March 14, 1997, there were 27,790,757 shares of Common Stock outstanding. Stockholders of the Company recently approved an amendment to the Company's Certificate of Incorporation decreasing the amount of authorized Common Stock from 50,000,000 shares to 12,500,000 shares, increasing the par value from $0.01 to $0.04 per share and effecting a one-for-four reverse stock split (the "Reverse Split"). The Reverse Split became effective March 17, 1997 and accordingly, there are now a maximum of 6,947,689 shares of Common Stock outstanding, calculated without regard to fractional interests. Each share of Common Stock entitles the owner to one vote. The presence at the meeting in person or by proxy of a majority of the shares of the Company's Common Stock outstanding on the Record Date (as adjusted for the Reverse Split) will constitute a quorum to transact business at the Annual Meeting. The election of directors requires a plurality of the votes cast.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the ownership of the Common Stock as of March 14, 1997, except as otherwise indicated, by each person who is known by the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock (each, a "5% Owner"). The number of shares in this table and the footnotes reflect the effects of the one-for-four Reverse Split, calculated without regard to fractional interests.


                                                               Number of    Percent of
Name (1)                                                       Shares (2)    Class(3)

William D. Myers, Chairman of the Board                       1,178,648(4)        16.2
Ben J. Gallant, President, Chief Executive Officer, Director    941,864           13.6
William D. Maroney                                              813,295(5)        11.1
Michael F. Radner                                               676,382            9.4
Charles A. Nichols, Director                                    497,712            7.2
Denics Co., Ltd.                                                486,311            7.0


(1) The business addresses of the 5% Owners are as follows: William D. Myers, 29877 Telegraph Road, Southfield, Michigan 48034; Ben J. Gallant and Charles A. Nichols, 5555 Bear Lane, Corpus Christi, Texas 78405; William D. Maroney and Michael F. Radner, 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034; and Denics Co., Ltd., Yotsuya Y's Bldg., 7-6 Honshio-cho, Shinjuku-ku Tokyo 160 Japan.

(2) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows: William D. Myers and spouse- 346,063 shares; William D. Maroney and spouse - 402,777 shares; and Michael F. Radner
     - 284,781 shares. The column excludes shares of Common Stock that may be acquired upon the exercise of the following Merger Warrants (defined in "Certain Transactions - Texas Air") that will become exercisable August 1, 1997: Ben J. Gallant - 462,864 shares; Charles
     A. Nichols - 300,965 shares; and Denics Co. Ltd. - 126,843 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(3) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to each person under stock options or common stock purchase warrants exercisable currently or within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding. The number of shares outstanding on March 14, 1997, after giving effect to the Reverse Split and calculated without regard to fractional interests, was 6,947,689.

(4) Includes 374,071 shares of Common Stock and 230,555 common stock purchase warrants owned jointly with and/or individually by Dr. Myers' wife, Irene Myers.

(5) Includes 316,359 shares of Common Stock and 402,777 common stock purchase warrants owned by Mr. Maroney's wife, Aimee Maroney.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation divides the directors into three classes, the terms of which expire as set forth below. At each annual meeting, the stockholders of the Company will elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of the directors elected at this year's Annual Meeting will continue until the 2000 annual stockholders' meeting.

     The Board recommends a vote FOR the nominees for election. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named hereunder unavailable for election. All of the nominees are currently directors of the Company.

     The Board presently consists of eight directors. Information with respect to the nominees for election and for the other directors continuing in office is set forth below.

              NOMINEES FOR DIRECTOR - WITH TERMS EXPIRING IN 2000


     Name, Principal, Occupation, Business Experience              Year First
During the Last Five Years and Other Current Directorships  Age  Became Director

WILLIAM  D. MARONEY . . . . . . . . . . . . . . . . . . . . .  59   1997
Mr. Maroney is a private investor. From January 1987 to December 1996, Mr. Maroney had been in private law practice in New York, New York. Prior thereto, Mr. Maroney was a senior tax counsel for ITT Corporation. Mr. Maroney previously served as a director of the Company from May 1990 to May 1993. Mr. Maroney was appointed to the Board in March 1997 to complete the term of Anthony D. Fiorillo, who resigned.

BERTRAND R. WILLIAMS . . . . . . . . . . . . . . . . . . . . . 68   1990
Mr. Williams is a principal, and since February 1995, has been the chief executive officer of Global Focus Marketing and Distribution ("GFMD"). GFMD sells specialized clinical laboratory, research and industrial equipment. Prior to founding GFMD, Mr. Williams had been the chief executive officer of Rupp & Bowman Company, a maker of high technology medical equipment and diagnostics for more than 30 years. Since 1981, he has also been chairman of the board and chief executive officer of Immuno Concepts, Inc., a manufacturer of immuno-diagnostic and virology products in Sacramento, California. In June 1994, Rupp & Bowman Company commenced bankruptcy proceedings pursuant to Chapter 11 of the federal Bankruptcy Code to reorganize its business. In
February 1995, that action, which is still pending in the United States Bankruptcy Court in Dallas, Texas, was converted to a proceeding under Chapter 7 of the federal
Bankruptcy Code. In January 1994, Mr. Williams commenced bankruptcy proceedings under Chapter 7 of the federal
Bankruptcy Code against Integrated Clinical Systems, a private corporation of which Mr. Williams had been the chairman of the board of directors since December 1991.
That action had been pending in the United States Bankruptcy
Court, Indianapolis, Indiana and was concluded in July I996.
Integrated Clinical Systems was dissolved and its assets distributed to creditors.

CHARLES A. NICHOLS . . . . . . . . . . . . . . . . . . . . . . 72   1996
Mr. Nichols was one of the founders of Texas Airsonics, Inc.
("Texas Air") and served as a director since that company's inception in 1982 until its acquisition by the Company in July 1996. He also served as treasurer for Texas Air. Mr.
Nichols is a pharmacist by profession and the owner of several businesses in the Corpus Christi, Texas area, including Southside Pharmacy, Inc., where he has been the President since 1954.


               INCUMBENT DIRECTORS - WITH TERMS EXPIRING IN 1999


     Name, Principal, Occupation, Business Experience              Year First
During the Last Five Years and Other Current Directorships  Age  Became Director

WILLIAM  D. MYERS, M.D.  . . . . . . . . . . . . . . . . . . . 55   1990
Dr. Myers is one of the founders of the Company and a co-inventor of the Company's first dental laser. He has been Chairman of the Board of the Company since January
1990. Dr. Myers has been a practicing ophthalmologist for more than 20 years and is the founder and director of the Michigan Eyecare Institute.

BEN J. GALLANT . . . . . . . . . . . . . . . . . . . . . . . . 62   1996
Mr. Gallant was elected President and Chief Operating
Officer of the Company in September 1996 and Chief Executive
Officer in November 1996.  He became a director in July
1996. Mr. Gallant was a founder of Texas Air, served as a director and chairman of the board since that company's inception in 1982, and was elected president and chief executive officer in 1991. Prior to their sale to Texas Air in 1993, Mr. Gallant held numerous patents and patents pending for air abrasive jet machining ("AJM") technology.
He is chiefly responsible for the design and development of the Company's KCP and industrial product lines. Until its sale in 1992, he also owned Dynamic Chemicals International, Inc., a private chemical manufacturing and distribution company based in Corpus Christi, Texas. In 1974, Mr. Gallant developed the "ProphyJet." The ProphyJet and related technology were subsequently acquired by Dentsply, Inc. which markets the ProphyJet worldwide for dental prophylaxis.

               INCUMBENT DIRECTORS - WITH TERMS EXPIRING IN 1998


     Name, Principal, Occupation, Business Experience              Year First
During the Last Five Years and Other Current Directorships  Age  Became Director

J. BERNARD MACHEN, D.D.S.  . . . . . . . . . . . . . . . . . . 52   1992
Since September 1995, Dr. Machen has been the Provost and
Executive Vice President for Academic Affairs for the
University of Michigan. Dr. Machen was the Dean of the School of Dentistry at the University of Michigan from 1989 until August 1995.

WAYNE A. JOHNSON, II . . . . . . . . . . . . . . . . . . . . . 48   1996
Mr. Johnson served as a director of Texas Air from 1984 until its acquisition by the Company in July 1996. In
January 1997, Mr. Johnson became the president and a director of Whole-Body Fitness Corp., a company he founded to establish a personalized conditioning and fitness studio in Dallas, Texas. From August 1994 to December 1995, Mr.
Johnson served as a director and as vice president and general counsel of Racer Components, Inc. and Automotive
Digital Systems, Inc., manufacturers and marketers of automotive specialty equipment and he continues to act as legal counsel to such companies. From October 1992 until August 1994, Mr. Johnson was operational manager and marketing director of King Sports, Inc., a broad based sports marketing company focusing primarily on the auto racing industry. In April 1992, Mr. Johnson formed and until September 1992, served as president and a director of Attorney's Cooperative Advertising, Inc., a television direct response marketing company. Mr. Johnson served as vice president-marketing of The Beneke Company, Inc., a public insurance adjusting firm from January 1991 until March 1992.

JOHN  E. VICKERS III . . . . . . . . . . . . . . . . . . . . . 50   1996
Mr. Vickers was elected Senior Vice President - Operations
in November 1996 and became a director in July 1996.  Mr.
Vickers had served as Texas Air's chief financial officer
and legal counsel since June 1993.  He also had various
operating responsibilities with Texas Air.   From December
1991 until September 1994, Mr. Vickers was of counsel to the law firm of Novak, Vickers and Burt. Mr. Vickers had been engaged in the practice of law for 25 years.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 1996, there were 6 Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 1996.

     The Company's Board has a Compensation Committee and an Audit Committee. The members of each committee serve without additional compensation. The Company's Board does not have a nominating committee or a committee serving a similar function.

     The Compensation Committee held one meeting in 1996. The current members of the Compensation Committee, neither of whom are employees of the Company, are Wayne A. Johnson, II and Bertrand R. Williams, Sr. The functions of this Committee are to establish and administer the Company's executive compensation plans and the compensation of executive management.

     The Audit Committee of the Board held one meeting during the last fiscal year. The current members of the Audit Committee, neither of whom are employees of the Company, are Charles A. Nichols and Bertrand R. Williams, Sr. The functions of the Audit Committee include reviewing the adequacy of the Company's system of internal controls and accounting practices; reviewing the scope of the annual audit performed by the Company's independent auditors, Ernst & Young, prior to its commencement; and reviewing the Company's annual audited financial statements.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 14, 1997, certain information with respect to the beneficial ownership of Common Stock by each current director and director nominee of the Company, each of the executive officers named in the Summary Compensation Table under "Executive Compensation" and all current directors and executive officers as a group. The number of shares in this table and the footnotes reflect the effects of the one-for-four Reverse Split, calculated without regard to fractional interests.


                                                            Percent of
          Name                                  Shares (1)   Class(2)

          William D. Myers                     1,178,648(3)      16.2
          Ben J. Gallant                         941,864         13.7
          William D. Maroney                     813,295(4)      11.1
          Charles A. Nichols                     497,712          7.2
          Wayne A. Johnson II                    255,854(5)       3.7
          Terry D. Myers                         152,629(6)       2.2
          Anthony D. Fiorillo                    151,250          2.1
          John E. Vickers III                    129,650          1.9
          Johannes Homolko                        37,500          (7)
          Bertrand R. Williams, Sr.,               9,395          (7)
          J. Bernard Machen                        1,250          (7)
          All current executive officers and
           directors as a group (13 persons )  4,128,223         52.3

---------------------
(1) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows: William D. Myers and spouse - 346,063 shares; William D. Maroney and spouse - 402,777 shares; Terry D. Myers - 50,000 shares; Anthony D. Fiorillo - 150,000 shares; Johannes Homolko
     - 37,500 shares; Bertrand R. Williams, Sr. - 1,562 shares; J. Bernard Machen - 1,250 shares; and all executive officers and directors as a group - 946,652 shares. The column excludes shares of Common Stock that may be acquired upon the exercise of the following Merger Warrants (defined in "Certain Transactions - Texas Air") that will become exercisable August 1, 1997: Ben J. Gallant - 462,864 shares; Charles A. Nichols - 300,965 shares; Wayne A. Johnson II - 131,921 shares; and John E. Vickers III - 53,966 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(2) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to each person under stock options or common stock purchase warrants exercisable currently or within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding. The number of shares outstanding on March 14, 1997, after giving effect to the Reverse Split and calculated without regard to fractional interests, was 6,947,689.

(3) Includes 374,071 shares of Common Stock and 230,555 common stock purchase warrants owned jointly with and/or individually by his wife.

(4) Includes 316,359 shares of Common Stock and 402,777 common stock purchase warrants owned by Mr. Maroney's wife.

(5) Includes 37,975 shares of Common Stock owned by three family trusts for which he is the trustee.

(6)  Includes 98,783 shares of Common Stock owned by his wife.

(7)  Less than one percent.

---------------------

                             EXECUTIVE COMPENSATION
SUMMARY

     The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries during 1996, 1995 and 1994 to or on behalf of the Company's Chief Executive Officer and each of the other executive officers, as of December 31, 1996 who earned in excess of $100,000 in 1996 (the "Named Officers").

                           Summary Compensation Table


                                                          Long Term
                                                     Compensation Awards
                                                     -------------------
                                          Annual         Securities        All Other
Name and                               Compensation      Underlying       Compensation
Principal Position               Year   Salary($)    Option/SARs (#)(i)       ($)
--------------------------------------------------------------------------------------

Ben J. Gallant(a)                1996  181,250(b)       --               53,750(c)
Chief Executive Officer, Chief   1995  --               --
Operating Officer and President  1994  --               --                  --

Anthony D. Fiorillo(d)           1996  228,348      350,000              23,500(e)
Chief Executive Officer, Chief   1995  220,389          --               23,428
Operating Officer and President  1994  287,662      500,000(f)           66,975

Johannes Homolko                 1996  138,600       60,024                 --
Director of European             1995  214,225       89,976                 --
Operations                       1994  136,003       24,976(g)              --

Terry D. Myers
Sr. Vice President -             1996  120,004       60,000                 --
Dental Division                  1995  129,829      140,000                 --
                                 1994  120,136       25,309(g)              --

John E. Vickers, III             1996  108,000(h)       --                  --
Sr. Vice President -             1995     --            --                  --
Operations                       1994     --            --                  --

------------------


(a) On September 26, 1996, Mr. Gallant was elected President and Chief Operating Officer and on November 4, 1997, he was elected Chief Executive Officer.

(b) Includes $87,500 received as president of Texas Air through July 31, 1996 paid by Texas Air.

(c) Includes automobile allowances of $3,750 and consulting fees of $50,000, paid by the Company.

(d) Resigned as President and Chief Operating Officer as of September 20, 1996 and as Chief Executive Officer as of October 31, 1996.

(e) Includes automobile allowances of $7,500 and life insurance premiums of $16,000, paid by the Company.

(f) 250,000 of these shares were canceled prior to exercise in connection with the grant of replacement options in 1996. See "Option/SAR Grants in Last Fiscal Year."

(g) All of these shares were canceled prior to exercise in connection with the grant of replacement options in 1995.

(h) Includes $63,000 received as chief financial officer of Texas Air through July 31, 1996 paid by Texas Air.

(i) The numbers in the column (and the footnotes relating thereto) reflect actual grant amounts and have not been adjusted to reflect the one-for-four Reverse Split.

OPTION GRANTS

     The following table sets forth information concerning the grant of stock options under the Company's Non-Qualified Stock Option Plan and/or Long-Term Incentive Plan during 1996 to the Named Officers. The number of securities underlying options set forth in the table and exercise prices are actual and do not reflect the one-for-four Reverse Split.


                          Option/SAR Grants in Last Fiscal Year
                          -------------------------------------

                                             Individual Grants
                           ---------------------------------------------------
                            Number of     % of Total
                            Securities   Options/SARs
                            Underlying    Granted to   Exercise or
                           Options/SARs  Employees in  Base Price   Expiration
      Name                 Granted (#)   Fiscal Year     ($/Sh)        Date
      ------------------------------------------------------------------------
      Ben J. Gallant           none          none           none        none

      Anthony D. Fiorillo  250,000(a)(e)     33.0         1.6875(e)  10/31/1999
                           100,000(b)(e)     13.2         1.6875(e)  10/31/1999

      Johannes Homolko      60,024(c)(e)      7.9         1.6875(e)  04/08/2006

      Terry D. Myers        60,000(d)(e)      7.9         1.6875(e)  04/08/2006

      John E. Vickers, III     none          none            none       none

--------------------
(a) Repriced options granted under the Non-Qualified Stock Option Plan replacing options with an exercise price of $4.125 per share originally granted April 28, 1992 which were canceled. These options all became exercisable on April 28, 1996.

(b) Repriced options granted under the Long-Term Incentive Plan replacing options with an exercise price of $2.625 per share originally granted December 20, 1993 which were canceled. These options all became exercisable on August 1, 1996.

(c) These options granted under the Non-Qualified Stock Option Plan became exercisable on August 1, 1996.

(d) These options granted under the Long-Term Incentive Plan became exercisable on August 1, 1996.

(e) After giving effect to the Reverse Split and calculated without regard to fractional interests, the number of securities underlying the options granted and the exercise price are: Mr. Fiorillo - 87,500 shares; Mr. Homolko - 15,006 shares; and Dr. Myers - 15,000 shares, all at $6.75 per share.

COMPENSATION COMMITTEE REPORT ON 1996 CANCELLATION AND REGRANT OF OPTIONS

     On March 25, 1996, the Compensation Committee approved the cancellation and regrant of Mr. Fiorillo's options originally granted on April 28, 1992 and December 20, 1993, respectively, under the Company's Non-Qualified and Long-Term Stock Option Plans. The original exercise prices were $4.125 and $2.625 per share, respectively, the fair market price of the Common Stock on the initial grant dates. Mr. Fiorillo's repriced options have an exercise price of $1.6875 per share, the average closing sales price reported by Nasdaq for the five trading days commencing April 1, 1996 and are exercisable on the same terms as the canceled options.

     The Committee approved the cancellation-regrant after reviewing Mr. Fiorillo's performance and his compensation since joining the Company in 1992. The Company's results have been significantly improving and various business arrangements and acquisitions initiated by Mr. Fiorillo have strengthened the Company. In May 1995, the Committee repriced the options of all the Company's other employees and delayed similar action on behalf of Mr. Fiorillo, pending a further review of his performance. As a result of Mr. Fiorillo's achievements and because of the decrease in the market price of the Common Stock since his options were originally granted, the other repricings last year and the limitations on his salary compensation, the Committee determined that Mr. Fiorillo deserved recognition for his efforts. Accordingly, the Committee approved the cancellation-regrant as a means of providing Mr. Fiorillo a meaningful equity interest in the Company and a meaningful incentive for future performance.


     William D. Myers, Chairperson      Bertrand R. Williams, Sr.       Kenneth C. Merrill

OPTION HOLDINGS

     The following table provides information with respect to the unexercised options held as of the end of 1996 by the Named Officers adjusted to give effect to the Reverse Split and calculated without regard to fractional interests. The Named Officers did not exercise any options during 1996.


                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
             ------------------------------------------------------

                    Number of Unexercised               Value of Unexercised
                    Options/SARs at Fiscal           In-the-Money Options/SARs
   Name                  Year End (#)                At Fiscal Year End ($)(a)
----------          ----------------------           -------------------------
                        Exercisable  Unexercisable   Exercisable   Unexercisable
                        -----------  -------------  -------------  -------------
Ben J. Gallant              -0-           -0-            -0-            -0-
Anthony D. Fiorillo         150,000       -0-            -0-            -0-
Terry D. Myers                5,000       -0-          77,500           -0-
Johannes Homolko             37,500       -0-          52,488           -0-
John E. Vickers, III        -0-           -0-            -0-            -0-

-----------------------
(a) Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the Common Stock on December 31, 1996 on The Nasdaq SmallCap Market and the option exercise price.

EMPLOYMENT AGREEMENTS

     Effective August 1, 1997, the Company entered into an employment agreement with Ben J. Gallant, the Company's President, Chief Operating Officer and Chief Executive Officer. The employment agreement provides for an annual base salary of $225,000, maintenance of a life insurance policy, an automobile allowance and the right to such benefits under the Company's employee benefit plans as are available to executive management. The employment agreement has a term of three years, but may be terminated at any time if Mr. Gallant commits a material criminal act, fraud, dishonesty, or malfeasance with respect to the Company or his employment. In the event (i) his employment is terminated without cause, (ii) his duties as the President and Chief Executive Officer are materially changed, or (iii) the Company liquidates, dissolves, merges with, or transfers substantially all of its assets to a company which does not assume the Company's obligations under the employment agreement, Mr. Gallant will continue to be entitled to his base salary and health coverage through the end of the term. Mr. Gallant has agreed not to compete with the Company during his employment and for one year after termination.

     Mr. Anthony D. Fiorillo resigned as the Company's President and Chief Operating Officer, effective September 20, 1996, and as Chief Executive Officer, effective October 31, 1996. By mutual agreement, Mr. Fiorillo's April 1992 employment agreement was terminated. The Company will pay Mr. Fiorillo $18,750 per month through October 1998, will pay the cost (not to exceed $15,000 per year) of a personal life insurance policy for two years and will provide him the standard health care coverage available to all former employees as required by his terminated employment agreement. As and when requested, Mr. Fiorillo will provide consulting services to the Company through October 1998. Mr. Fiorillo has agreed not to compete with the Company for two years after his departure and to maintain the confidentiality of all non-public proprietary business information, trade secrets, patents and other confidential information.

     Mr. Johannes Homolko provides services as the Director of European Operations to the Company through an arrangement with MDV, a French company, at an annual fee of 720,000 French Francs (approximately $140,000). He also is entitled to quarterly commissions if certain operating margins are achieved in Europe. Mr. Homolko also participates in the Company's management bonus plan and other employee benefit arrangements and receives deferred compensation through participation in a German pension program. This arrangement may be terminated at any time by either party, however, Mr. Homolko is entitled to six months notice of termination and full compensation during the termination period. Mr. Homolko has agreed not to compete with the Company for one year after notice of termination.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company are entitled to a fee of $500 for each Board meeting attended. In addition, such directors receive an annual option grant to purchase 312 shares of Common Stock at an exercise price equal to the market value per share on the date of grant. Such options become exercisable in equal annual installments over four years as long as the optionee remains a director and expire ten years after the date of grant.

                              CERTAIN TRANSACTIONS

     The number of shares and warrants and the exercise prices below are as of the dates indicated and do not reflect the effects of the one-for-four Reverse Split.

TEXAS AIR

     On July 31, 1996, the Company acquired 100% of the outstanding stock of Texas Air in exchange for 11,429,772 shares of Common Stock and warrants to purchase 6,996,913 additional shares of Common Stock at $1.4104 per share for a period commencing August 1, 1997 and ending July 31, 1999 (the "Merger Warrants') and Texas Air became a wholly owned subsidiary of the Company. The assets of Texas Air acquired by the Company consisted primarily of inventory, cash, accounts receivable, a modern 21,000 square foot manufacturing facility and related equipment located in Corpus Christi, Texas. Texas Air had the exclusive manufacturing rights for the KCP dental systems worldwide, except for Japan and the Pacific Rim, through 2003. The Company was the exclusive distributor of all KCP dental products manufactured by Texas Air and had been Texas Air's primary customer since 1991. The Texas Air subsidiary continued operations following the acquisition and was merged into the Company, effective December 31, 1996. The Company's purchases of KCP units and related parts from Texas Air were $3,650,000, for the period from January 1, 1996 through July 31, 1996 and $3,663,000 for the year ended December 31, 1995. Pursuant to a September 1994 manufacturing agreement, Texas Air reimbursed the Company $1,220,000 and $895,000 for shared research and development, legal and marketing costs, for the period January 1 through July 31, 1996 and for the year ended December 31, 1995, respectively. The Company had accounts payable of $792,000 to Texas Air at December 31, 1995.

     Texas Air was a 5% Owner of the Company before the acquisition. Messrs. Gallant and Nichols were significant shareholders, officers and directors and Mr. Vickers was an officer, director and shareholder of Texas Air. Following the acquisition, Messrs. Gallant and Nichols became 5% Owners and directors, Mr. Gallant and Mr. Vickers became executive officers, and Mr. Vickers became a director of the Company.

     On August 7, 1995, the Company borrowed $1,500,000 from Texas Air with interest payable at prime. Approximately $1,410,000 of the loan proceeds were deposited with the court to stay enforcement of a judgment against the Company in the Alameda Superior Court, Oakland, California, pending an appeal of that case. In August 1996, the judgment was dissolved, the case was settled, the funds were released by the court and the loan was paid in full.

DENICS

     On June 10, 1993, the Company had agreed with Denics Co., Ltd. ("Denics"), to form a joint venture to distribute dental products in certain Asian and Pacific markets. The agreement, as amended, also granted Denics territorial manufacturing rights for all dental laser and air abrasive products owned by the Company, in Japan. In consideration, Denics provided the Company a $3,000,000 non-refundable prepaid royalty deposit on future air abrasive products manufactured in Japan. Formation of the joint venture was delayed and a revised joint venture agreement was signed by the Company and Denics in the fourth quarter of 1996. Denics acknowledged that the Company had fully performed all its obligations under the original agreements and that the Company had earned the prepaid royalty. Accordingly, as of December 31, 1996, the Company recognized $2,700,000, net of foreign taxes, of related party royalty income. The joint venture will distribute and market dental products for ten years in certain Asian and Pacific markets beginning in April 1997.
The Company will manage the joint venture and will supply products to the joint venture at manufactured cost, plus ten percent. Capital will be contributed to the joint venture equally and profits and cash distributions, if any, will be shared equally. As consideration for 50% ownership of the joint venture, the Company will issue Denics $1,000,000 of Common Stock in three equal $333,333 installments. On December 31, 1996, the Company issued the first installment of 214,190 shares of Common Stock to Denics. The remaining two installments are due in April of 1997 and 1998, respectively. Denics will continue to exclusively market the Company's products in Japan and to date, has purchase commitments of approximately $1,600,000 for 1997.

     Denics manufactured dental lasers in 1995 and pursuant to the agreements, the Company earned a royalty on those laser units sold in Japan and certain Asian and Pacific markets. Related party royalty income from Denics or its affiliates, net of foreign taxes, was $261,000 for the year ended December 31, 1995. There was no similar related party royalty income for the year ended December 31, 1996 because Denics purchased products directly from the Company rather than manufacturing them.

     As of December 31, 1996, the Company has $600,000 outstanding under a $1,000,000 note payable to Denics. Interest is payable each June 30 and December 31 at 3% above the discount rate in Japan (0.5% at December 31, 1996). Principal payments of $200,000 are payable each June 30. Borrowings are secured by an assignment of the Company's Japanese patent rights and related technologies. The Company had accounts receivable from Denics of $782,469 and $640,059 at December 31, 1996 and 1995, respectively. The Company realized $5,099,313 and $3,672,000 during the years ended December 31, 1996 and 1995, respectively, from the sale of KCP units, lasers and related parts to Denics.

     Denics was a seven percent stockholder of Texas Air prior to its acquisition by the Company on July 31, 1996 and received 828,815 shares of Common Stock and a Merger Warrant for 507,372 shares in exchange for the Texas Air stock it owned.

STOCK AND OTHER TRANSACTIONS

     On April 15, 1996, the Company acquired an ophthalmic excimer laser from Dr. William Myers a principal shareholder and the Chairman of the Board of Directors. The laser was placed in a surgical center to perform photo-refractive keratotomy (PRK). The purchase price of the laser was approximately $525,800, which was to be paid in two installments of restricted Common Stock together with a warrant to purchase an equal number of shares of Common Stock at market value, exercisable until April 1999. The first $262,900 installment of 155,780 shares, based upon the $1.6875 average closing sale price of Common Stock for the first five trading days of April, 1996, together with a warrant to acquire 155,780 shares at an exercise price of $1.6875 per share was made on April 15, 1996. The second installment was due in April 1997, however, the Company determined that this venture would not meet its anticipated performance. The second installment of restricted Common Stock and warrants was canceled and the laser was returned pursuant to the agreement.
The Company incurred a loss of approximately $260,000 in 1996 related to this transaction.

     In July 1995, the Company received $800,000 when it completed a private placement transaction with the Chairman of the Board and his wife and principal stockholders, Michael F. Radner and William D. Maroney and his wife. The Company issued these investors 888,888 shares of Common Stock together with non-transferable warrants to acquire 1,777,776 additional shares of Common Stock at exercise prices ranging from $1.75 to $2.00 per share, exercisable on or before July 7, 1998. Simultaneously, the exercise date on existing common stock purchase warrants to acquire 2,064,000 shares of Common Stock held by these same stockholders was extended from April 21, 1996 to April 21, 1998. In August 1995, the Company canceled the existing common stock purchase warrants held by these stockholders with exercise prices ranging from $1.75 to $2.00 and reissued the common stock purchase warrants at an exercise price of $1.00 per share. The consideration for the shares and warrants was established based on several factors, including without limitation, the amounts and duration of these stockholders' prior investments, the unavailability of other equity or debt financing, the fair market value of the Common Stock as reported by Nasdaq, the inherent investment risks, the restricted transferability and the size of the investments.

                          ACCOUNTANTS' REPRESENTATIVES

     The Board, in accordance with the recommendation of its Audit Committee, has appointed Ernst & Young LLP, Detroit, Michigan, as independent auditors to audit the financial statements of the Company for the fiscal year ending
December 31, 1997.   Ernst & Young has conducted the audits for the Company
since 1989.

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be able to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to the Company, except as indicated below, the Company's officers, directors, ten percent owners and other reporting persons timely filed reports for 1996 as required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During 1996, Dr. Terry Myers, Senior Vice President-Dental Division filed two late Form 4's to report two separate sales of Common Stock by his wife. The Company is unaware of any failures to file required reports for 1996.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next annual meeting of stockholders must be received by the Company no later than November 21, 1997 in order to be considered for inclusion in the Company's proxy materials for such meeting.


Southfield, Michigan  By Order of the Board of Directors,

March 21, 1997        Raymond F. Winter, Secretary

                                    PROXY



/x/  PLEASE MARK VOTES AS IN THIS EXAMPLE               UNLESS AUTHORITY IS WITHHELD, THIS
                                                        PROXY WILL BE VOTED FOR THE ELECTION
         AMERICAN DENTAL TECHNOLOGIES INC.              OF THE NOMINEES NAMED BELOW.

                    1) Election as directors of:


                    William D. Maroney                          / /                / /
                                                                For             Withheld

                    Bertrand R. Williams                        / /                / /
                                                                For             Withheld

                    Charles A. Nichols                          / /               / /
                                                                For             Withheld


Please be sure to sign and date         Date:           Mark box at right if comments or
this Proxy.                                             address change has been noted on the  / /
                                                        reverse side of this card.



Stockholder sign above      Co-owner sign above



DETACH CARD
----------------------------------------------------------------------------------------------------



                      AMERICAN DENTAL TECHNOLOGIES, INC.


Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly urged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Stockholders' Meeting which will be held on May 5, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


American Dental Technologies, Inc.

                     AMERICAN DENTAL TECHNOLOGIES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF AMERICAN DENTAL TECHNOLOGIES, INC.


I (we) hereby constitute and appoint Ben J. Gallant and Raymond F. Winter, and each of them, attorneys, agents and proxies with power of substitution to vote all of the shares of common stock of American Dental Technologies, Inc. ("ADT") that I am (we are) entitled to vote at the Annual Meeting of Stockholders of ADT, to be held at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan, on May 5, 1997 at 9:00 a.m., local time, and at any adjournments thereof, upon all matters set forth on the reverse side of this card, all of which are being proposed by ADT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED;
IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, if any.

I (we) acknowledge receipt of the Notice of Annual Meeting of   Stockholders,
the 1997 Proxy Statement dated March 21, 1997 and the 1996 Annual Report to stockholders and ratify all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE

Note: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.


HAS YOUR ADDRESS CHANGED?                              DO YOU HAVE ANY COMMENTS?



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